Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-160359) of L-3 Communications Holdings, Inc. of our report dated March 30, 2016 relating to the financial statements of the L-3 Communications Corporation 2009 Employee Stock Purchase Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
March 30, 2016